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                                                                    Exhibit 8.1

                                                  Hunton & Williams LLP
                                                  Riverfront Plaza, East Tower
                                                  951 East Byrd Street
                                                  Richmond, Virginia 23219-4074

                                                  Tel      804 - 788 - 8200
                                                  Fax      804 - 788 - 8218


                                 August 26, 2004


Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, Tennessee  38138


                                Equity Inns, Inc.
                                Qualification as
                          Real Estate Investment Trust

Ladies and Gentlemen:

                  We have acted as counsel to Equity Inns, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Registration Statement"), with respect to the offer and sale of shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), shares of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock"), and debt securities of the Company (together with the Common Stock and the Preferred Stock, the "Offered Securities"), to be offered from time-to-time, having an aggregate public offering price not to exceed $300,000,000, as described in the Registration Statement and on terms to be determined at the time of the offering. You have requested our opinion regarding certain U.S. federal income tax matters.

                  The Company, through Equity Inns Partnership, L.P., a Tennessee limited partnership (the "Operating Partnership"), and several subsidiary partnerships (the "Subsidiary Partnerships" and, together with the Operating Partnership, the "Partnerships"), currently owns 99 hotels and associated personal property (the "Hotels"). The Company, or a wholly-owned subsidiary of the Company, owns a 1% general partnership interest, and the Operating Partnership owns a 99% limited partnership interest, in each Subsidiary Partnership. The Partnerships lease all of the Hotels to subsidiaries of Equity Inns TRS Holdings, Inc. (the "TRS Lessee") pursuant to substantially similar operating leases (the "Leases").


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Equity Inns, Inc.
August 26, 2004
Page 2

                  Crossroads Hospitality Company, L.L.C., a subsidiary of Interstate Hotels & Resorts Company, operates and manages forty-eight of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Crossroads Management Agreements") with the TRS Lessee. Promus Hotels, Inc. operates and manages seventeen of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Promus Management Agreements") with the TRS Lessee. Each of Caldwell Holding Corp., Wayne Holding Corp., and Oradell Holding Corp., wholly-owned subsidiaries of Prime Hospitality Corp., operates and manages seven, five, and six, respectively, of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (the "Prime Management Agreements") with the TRS Lessee. Finally, each of Innkeepers Hospitality Management, Inc., Wright Hospitality Management, LLC, and McKibbon Hotel Management, Inc., third-party independent hotel managers, operates and manages four, three, and nine, respectively, of the Hotels leased to the TRS Lessee pursuant to substantially similar management agreements (together with the Crossroads Management Agreements, the Promus Management Agreements, and the Prime Management Agreements, the "Management Agreements") with the TRS Lessee.

                  In connection with the opinions rendered below, we have =examined the following:

1.       the Company's Charter, as amended and restated;

2.       the Company's Bylaws, as amended and restated;

3. the Registration Statement and the prospectus (the "Prospectus") contained as part of the Registration Statement;

4. the Third Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated June 25, 1997, among Equity Inns Trust, a Maryland real estate investment trust (the "Trust"), as general partner, and several limited partners, as amended by Amendment No. 1 and Amendment No. 2 to such agreement (the "Operating Partnership Agreement");

5. the partnership agreements of the Subsidiary Partnerships (together with the Operating Partnership Agreement, the "Partnership Agreements");

6.       the Leases;

7.       the Management Agreements;


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Equity Inns, Inc.
August 26, 2004
Page 3

8. the taxable REIT subsidiary election for the TRS Lessee, which listed ENN Leasing Company, Inc., ENN TRS, Inc., and ENN KS, Inc. as greater than 35%-owned subsidiaries; and

9. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have assumed generally that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2004 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the Company will not make any amendments to its organizational documents, the Trust's organizational documents, the organizational documents of its other qualified REIT subsidiaries, the Partnership Agreements, or the organizational documents of the TRS Lessee after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

4. each partner of the Partnerships (a "Partner"), other than the Company, that is a corporation or other entity has a valid legal existence;

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the applicable Partnership Agreement and the transactions contemplated thereby; and

6. no action will be taken by the Company, the Trust, the Company's other qualified REIT subsidiaries, the Partnerships, the Partners, or the TRS Lessee after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury


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Equity Inns, Inc.
August 26, 2004
Page 4

regulations thereunder (the "Regulations"), published rulings of the Internal Revenue Service (the "Service"), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

                  Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which are incorporated herein by reference), we are of the opinion that:

                  (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2000 through December 31, 2003, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2004, and in the future; and

                  (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Offered Securities.

                  We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2004 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

                  The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next


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Equity Inns, Inc.
August 26, 2004
Page 5


paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions "Federal Income Tax Consequences of Our Status as a REIT" and "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.



                                              Very truly yours,

                                              /s/ Hunton & Williams LLP